EXHIBIT 10.4

CONFIRMATION OF CLOSE OF SHARE EXCHANGE AGREEMENT

On February 18, 2011, Terra Mining Corporation, a corporation organized and existing under the laws of the Province of British Columbia (the “Seller”), and WestMountain Index Advisor, Inc., a corporation existing under laws of the State of Colorado (the “Buyer”), entered into a Share Exchange Agreement (the “Agreement”) relating to the exchange of the Seller’s common stock (“Seller Shares”) for shares (the “Buyer Shares”) of the Buyer.

In this Agreement, the Seller desires to exchange the Seller Shares with the Buyer for their Buyer Shares in accordance with the Agreement.

The Seller confirms representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date, and Seller shall have complied in all material respects with all of its covenants and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date.

The Buyer confirms representations and warranties contained in this Agreement are true and correct in all material respects as of the Closing Date, and Buyer shall have complied in all material respects with all of its covenants and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date.

Seller and Buyer confirm the closing of this transaction occurred as of February 28, 2011.

Seller:

Terra Mining Corporation, Inc.

By:
            /s/ Gregory Schifrin
Name: Gregory Schifrin
Title:   President and Chief Executive Officer

Buyer:

WestMountain Index Advisor, Inc.

/s/ Brian Klemsz
Name:  Brian Klemsz
Title:    President